Exhibit 4.2

SMART TECHNOLOGIES INC.

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

1.	Purpose

The purpose of the SMART Technologies Inc. Amended and Restated Equity Incentive Plan (the “Plan”) is to encourage selected employees, officers and members of the Board of Directors of SMART Technologies Inc. (together with any corporate successor, the “Corporation”) and the Affiliates (as defined below) to acquire a proprietary interest in the growth and performance of the Corporation. The Plan is intended to generate an increased incentive to contribute to the Corporation’s future success and prosperity, thereby enhancing the value of the Corporation for the benefit of its shareholders, and to enhance the ability of the Corporation and the Affiliates to attract and retain exceptionally qualified individuals upon whom, in large measure, the sustained progress, growth and profitability of the Corporation depends. The Plan seeks to achieve these purposes by providing for Awards in the form of Options, Restricted Share Units and Deferred Share Units (all as defined below).

The Plan amends and restates the SMART Technologies Inc. 2010 Equity Incentive Plan. Each award granted pursuant to the SMART Technologies Inc. 2010 Equity Incentive Plan shall continue to be governed by the terms and conditions of such plan as in effect at the time the Award was granted and by the terms and conditions of the related Award Agreement.

2.	Definitions

As used in the Plan, the following terms will have the meanings set out below:

“Account” means a Deferred Share Unit Account or Restricted Share Unit Account, as applicable.

“Affiliate” means, except as provided in Section 6(c)(ii) of the Plan, any entity that, directly or through one or more intermediaries, is controlled by the Corporation, including any entity in which the Corporation owns a significant equity interest, as determined by the Committee, provided that an “Affiliate” shall only include those corporations which are “related” to the Corporation, within the meaning of the Tax Act.

“Aggregate Purchase Price” has the meaning set out in Section 7(b) of the Plan.

“Award” means any Option, Deferred Share Unit, Restricted Share Unit or Other Share or Performance-Based Award granted under the Plan.

“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

“Beneficiary” means any person designated by a Participant by written instrument filed with the Corporation to receive any amount, securities or property payable under the Plan in the event of a Participant’s death or, failing any such effective designation, the Participant’s estate, provided that a “Beneficiary” in respect of Deferred Share Units granted to a Participant under the Plan shall be an individual who is a dependent or relation of the Participant or the legal representative of the Participant.

“Board” means the Board of Directors of the Corporation.

“Broker” means a broker who is independent (pursuant to the rules and policies of the Principal Market) from the Corporation and any Affiliate.

“Cause” as used in connection with the termination of a Participant’s employment, means (1) with respect to any Participant employed under a written employment agreement with the Corporation or an Affiliate which agreement includes a definition of “cause”, “cause” as defined in that agreement or, if that agreement contains no such definition, a material breach by the Participant of that agreement, or (2) with respect to any other Participant, the failure to perform adequately in carrying out the Participant’s employment responsibilities, including any directives from the Board, or the Participant engaging in behavior in the Participant’s personal or business life as to lead the Committee in its reasonable judgment to determine that it is in the best interests of the Corporation to terminate the Participant’s employment.

“Committee” means the Compensation Committee of the Board, provided, however, to the extent deemed necessary or appropriate, a committee other than the Compensation Committee may be designated by the Board to administer the Plan and such other committee may be vested with any of the powers and responsibilities hereunder and shall be considered the Committee for any and all of such purposes hereunder. To the extent the Corporation is no longer a “foreign private issuer” as defined in Exchange Act Rule 3b-4 and wishes to have acquisitions of beneficial ownership of Shares pursuant to the Plan be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3(d) thereunder, such committee shall be composed solely of two or more members of the Board, each of whom are “non-employee directors” for purposes of Exchange Act Section 16 and Rule 16b-3 thereunder.

“Control Person” means, with respect to the Corporation or an Affiliate, a person that controls such entity.

“Deferred Share Unit” means a unit credited by means of a bookkeeping entry on the books of the Corporation to a Participant’s Deferred Share Unit Account pursuant to Section 6(c) of the Plan, representing the right to receive a cash payment therefor or its equivalent in fully paid Shares (or a combination thereof) equal to the Fair Market Value of a Share calculated at the date of such payment, at the time, in the manner, and subject to the terms contained herein.

“Deferred Share Unit Account” has the meaning set out in Section 6(c)(i) of the Plan.

“Deferred Share Unit Entitlement Date” has the meaning set out in Section 6(c)(vi) of the Plan.

“Dividend Payment Date” has the meaning set out in Section 6(b)(iii) of the Plan.

“Dividend Record Date” has the meaning set out in Section 6(b)(iii) of the Plan.

“Employee” means any employee of the Corporation or of any Affiliate.

“Employer” means with respect to a Participant that is an officer, employee or consultant, the corporation that employs or contracts, as applicable, the Participant or that employed or contracted, as applicable, the Participant immediately prior to the termination of his or her employment or consulting arrangement, as applicable, and, with respect to a Participant who is a member of the Board of Directors, the corporation on whose board the Participant serves or served at the time an Award was granted to the Participant, which corporation may be in either case, the Corporation or an Affiliate.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Fair Market Value” means (1) with respect to any property other than the Shares, Deferred Share Units, or Restricted Share Units, the fair market value of that property determined by those methods or procedures as may be established from time to time by the Committee, and (2) with respect to the Shares, Deferred Share Units, or Restricted Share Units, the closing trading price reported for such Shares on the date of reference on the Principal Market. If there is no closing trading price reported on any such date, then Fair Market Value with respect to the Shares, Deferred Share Units, or Restricted Share Units shall be the volume weighted average trading price for such Shares on the Principal Market for the five (5) days preceding the date of reference on which the Shares traded. If the Shares did not trade, then the Fair Market Value with respect to the Shares, Deferred Share Units, or Restricted Share Units will be determined by the Committee, acting reasonably, using any other appropriate method selected by the Committee.

“Good Reason”, as used in connection with the termination of a Participant’s employment, means (1) with respect to any Participant employed under a written employment agreement with the Corporation or an Affiliate, “good reason” or similar term as defined in that written agreement or, if such agreement contains no such definition, a material breach by the Corporation of that agreement, or (2) with respect to any other Participant, a failure by the Corporation to pay that Participant any amount otherwise vested and due and a continuation of that failure for 30 business days following notice to the Corporation of that failure.

“insider” has the same meaning as found in the Securities Act (Alberta), as amended, and also includes associates and affiliates of the insider; and “issuances to insiders” includes direct and indirect issuances to insiders.

“Option” means an option to acquire Shares in the capital of the Corporation granted under Section 6(a) of the Plan.

“Other Share or Performance-Based Award” has the meaning set out in Section 6(e) of the Plan.

“Participant” means any individual granted an Award under the Plan.

“Participant Compensation” has the meaning set out in Section 6(c)(vii) of the Plan.

“Performance Criteria” means, in respect of a Performance Option or Performance Restricted Share Unit, as applicable, that performance criteria determined by the Committee as set forth in an Award Agreement provided that such performance criteria shall relate to the performance of the Corporation and/or any Affiliate.

“Performance Option” means any Option that is granted to a Participant and is designated as a Performance Option pursuant to Section 6(a)(v).

“Performance Restricted Share Unit” means any Restricted Share Unit that is granted to a Participant and is designated as a Performance Restricted Share Unit pursuant to Section 6(b)(v).

“Person” means any individual, corporation, partnership, association, joint-share corporation, trust, unincorporated organization, or government or political subdivision of a government.

“Principal Market” means the principal stock exchange, quotation system or other market on which the Shares are listed, admitted to trading, posted for trading or quoted upon which has occurred the greatest trading volume of the Shares for the six months (or, to the extent the Shares have not been listed, admitted to trading, posted for trading or quoted for at least six months, the next longest period since the Shares were initially listed, admitted to trading, posted for trading or quoted) prior to the date of reference provided, however, that to the extent deemed necessary or appropriate, the Principal Market shall be as determined by the Committee in accordance with applicable law, rules and regulations.

“Restricted Share Unit” means a unit credited by means of a bookkeeping entry on the books of the Corporation to a Participant pursuant to Section 6(b) of the Plan, representing the right to receive a cash payment therefor or its equivalent in fully paid Shares (or a combination thereof), equal to the Fair Market Value of a Share calculated at the date of such payment, at the time, in the manner and subject to the terms contained herein.

“Restricted Share Unit Account” has the meaning set out in Section 6(b)(i) of the Plan.

“Restricted Share Unit Entitlement Date” has the meaning set out in Section 6(b)(iv) of the Plan.

“RSU Service Year” has the meaning set out in Section 6(b)(ii) of the Plan.

“Shares” means any or all, as applicable, of the Class A Subordinate Voting Shares of the Corporation and any other shares of the Corporation as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under Section 4(b) of the Plan, and any other shares of the Corporation or any Affiliate or any successor that may be so designated by the Committee.

“Significant Event” means, unless otherwise defined in an Award Agreement or a written employment agreement between the Corporation and a Participant (which definition shall govern), the occurrence of any of the following events: (1) a person or group of persons becomes the beneficial owner of securities of the Corporation constituting 50% or more of the voting power of all outstanding voting securities of the Corporation, (2) individuals who were proposed as nominees (but not including nominees under a shareholder proposal) to become members of the Board immediately prior to a meeting of the shareholders of the Corporation involving a contest for, or an item of business relating to the election of members of the Board of the Corporation, not constituting a majority of the members of the Board following such election; (3) a merger, consolidation, amalgamation or arrangement of the Corporation (or a similar transaction) occurs, unless after the event, 50% or more of the voting power of the combined corporation is beneficially owned by the same person or group of persons as immediately before the event; or (4) the Corporation’s shareholders approve a plan of complete liquidation or winding-up of the Corporation, or the sale or disposition of all or substantially all the Corporation’s assets (other than a transfer to an Affiliate); provided that the following shall not constitute a Significant Event: (i) any person or group of persons becoming the beneficial owner of the threshold of securities specified in (1) as a result of the acquisition of securities by the Corporation or an Affiliate which, by reducing the number of securities outstanding, increases the proportional number of securities beneficially held by that person or group of persons, (ii) any acquisition of securities directly from the Corporation in connection with a bona fide financing or series of financings by the Corporation, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Corporation and/or an Affiliate or (iv) beneficial ownership by Affiliates and/or Control Persons of the Corporation or Affiliates or any increased ownership by any of them.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereto, as amended from time to time.

“Triggering Event” has the meaning set out in Section 6(c)(ii) of the Plan.

“Vested Awards” means an Award which has become vested in accordance with the provisions of the Plan and applicable Award Agreement or in respect of which the vesting date has been accelerated pursuant to Section 4(c), Section 8 or Section 9 of the Plan.

“Vested Deferred Share Unit” means a Deferred Share Unit which has vested.

“Vested Restricted Share Unit” means a Restricted Share Unit which has vested.

“Window Period” has the meaning ascribed thereto in the Corporation’s insider trading policy in force, and as may be amended, from time to time.

3.	Administration

(a)	The Plan will be administered by the Committee subject to the Committee reporting to the Board as required by the Committee’s mandate.

(b)	Subject to the Committee reporting to the Board on all matters relating to the Plan and obtaining approval of the Board for those matters required by the Committee’s mandate, the Plan will be administered by the Committee which has the sole and absolute discretion to: (i) interpret and administer the Plan; (ii) establish, amend and rescind any rules and regulations relating to the Plan; and (iii) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive and binding on all parties concerned.

(c)	Any reference in the Plan to the date of termination or cessation of a Participant’s employment shall mean the Participant’s last day of active employment and shall not include any period of statutory, contractual, reasonable or common law notice period or any period of deemed employment.

(d)	Notwithstanding the foregoing, the maximum number of Shares underlying or relating to Awards which may be granted to any one Participant under the Plan in any calendar year will not exceed 2.5% of the outstanding Shares, subject to the adjustments provided in Section 4(b).

(e)	Notwithstanding anything to the contrary in the Plan:

(i)	the maximum number of securities of the Corporation issuable to insiders at any time under (A) the Plan and (B) all of the Corporation’s other security based compensation arrangements, shall not exceed ten percent (10%) of the Corporation’s total issued and outstanding securities, subject to the adjustments provided in Section 4(b); and

(ii)	the maximum number of securities of the Corporation issued to insiders within any one year period under (A) the Plan and (B) all of the Corporation’s other security based compensation arrangements, shall not exceed five percent (5%) of the Corporation’s total issued and outstanding securities, subject to the adjustments provided in Section 4(b).

(f)	The aggregate number of Shares issuable to members of the Board who are not officers or employees of the Corporation or an Affiliate shall be limited to one percent (1%) of the issued and outstanding Shares and such members of the Board shall not be eligible to be granted Options or Restricted Share Units pursuant to the Plan.

4.	Shares Available for Awards

(a)	Shares Available. Subject to adjustment as provided in Section 4(b):

(i)	Calculation of Number of Shares Available. The number of Shares available for granting Awards under the Plan initially will be 12% of the total outstanding Class A Subordinate Voting Shares and Class B Shares of the Corporation.

(ii)	Shares Becoming Again Available. If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan or to which such an Award relates lapses, expires, terminates, is surrendered; or is forfeited; are settled in cash; or otherwise terminate or are canceled without the delivery of Shares or other consideration will to that extent again be, or will become, available for granting Awards under the Plan.

(iii)	Accounting for Awards. For purposes of this Section 4,

(A)	If, in the case of Options or Restricted Share Units, an Award is denominated in or based upon Shares, the number of Shares covered by that Award or to which that Award relates will be counted on the date of grant of that Award against the total number of Shares available for granting Awards under the Plan and against the maximum number of Awards available to any Participant; and

(B)	Awards not denominated in Shares may be counted against the total number of Shares available for granting Awards under the Plan and against the maximum number of Awards available to any participant in that amount and at such time as the Committee determines under procedures adopted by the Committee consistent with the purposes of the Plan;

provided, however, that Awards that operate in tandem with (whether granted simultaneously with or at a different time from), or that are substituted for, other Awards may be counted or not counted under procedures adopted by the Committee in order to avoid double counting.

Any Shares that are delivered by the Corporation, and any Awards that are granted by, or become obligations of, the Corporation, through the assumption by the Corporation or an Affiliate of, or in substitution for, outstanding awards previously granted by an acquired corporation will, in the case of Awards granted to Participants who are executive officers or members of the Board, be counted against the Shares available for granting Awards under the Plan.

(iv)	Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to the exercise, vesting or settlement of an Award may consist, in whole or in part, of authorized and unissued Shares or (except in respect of Options) of outstanding Shares acquired on the open market through the facilities of a Broker.

(b)

Adjustments In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, share split, share dividend, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Corporation, issuance of warrants or other rights to purchase Shares or other securities of the Corporation, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan and any Awards granted under the Plan, then the Committee will, in any manner as it may deem equitable subject to, if applicable, approval of the Toronto Stock Exchange and NASDAQ Stock Market, adjust any or all of (1) the number and kind of Shares which thereafter may be made the subject of Awards, provided that the value of Deferred Share Units shall always be based on the fair market value of a share of the capital stock of the Corporation, (2) the number and kind of Shares subject to outstanding Awards, and (3) the Fair Market Value or the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award denominated in Shares will always be a whole number. Notwithstanding the foregoing, any adjustments made pursuant to this Section 4(b) shall be such that the “in-the-money” value of any Option granted hereunder shall not be increased, that all Options are continuously governed by section 7 of the Tax Act, and that all Deferred Share Units and Restricted Share Units shall continuously meet the requirements to be exempted from the definition of “salary deferral arrangement” in subsection 248(1) of the Tax Act.

(c)	Significant Events. If a Significant Event occurs, and unless otherwise provided in an Award Agreement or a written employment contract between the Corporation and a Participant and except as otherwise set out in this paragraph, the Committee, in its sole discretion, may provide that (1) the successor corporation will assume each Award or replace it with a substitute Award on terms substantially similar to the existing Award, (2) the Committee may permit the acceleration of vesting of any or all Awards, (3) the Awards will be surrendered for a cash payment equal to the Fair Market Value thereof, or (4) any combination of the foregoing will occur, provided that the replacement of any Option with a substitute Option shall, at all times, comply with the provisions of subsection 7(1.4) of the Tax Act, and the replacement of any Award with a substitute Option, substitute Deferred Share Unit or Restricted Share Unit shall be such that the substitute Award shall continuously be governed by Section 7 of the Tax Act (in the case of a substitute Option ) or meet the requirements to be exempted from the definition of “salary deferral arrangement” in subsection 248(1) of the Tax Act (in the case of a substitute Deferred Share Unit or Restricted Share Unit).

5.	Eligibility

Any Employee, including any officer, employee, consultant or member of the Board of the Corporation or of any Affiliate or any provider of services to the Corporation or of any Affiliate will be eligible to be designated a Participant.

6.	Awards

(a)	Options. The Committee is hereby authorized to grant to Participants options to purchase Shares (each, an “Option”) which will contain the following terms and conditions and with any additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee determines at the time of the grant:

(i)	Exercise Price. The purchase price per Share purchasable under an Option will be determined by the Committee; provided, however, that the exercise price will not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of that Option.

(ii)	Time and Method of Exercise. Subject to the terms of Section 6(a)(iv), the Committee will determine the vesting conditions, the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms in which payment of the exercise price with respect thereto may be made.

(iii)	Cashless Exercise. Notwithstanding anything else contained herein, at or after the time that any Option could be exercised by a Participant, the Participant may elect to surrender, in whole or in part, his or her rights under any Option by written notice to the Corporation stating that such Participant wishes to surrender his or her Option in exchange for a payment by his or her Employer of a cash amount equal to the difference between the Fair Market Value of the Shares that could be acquired under the Option on the date of surrender and the exercise price of the Option. The Board has the sole discretion to consent to or disapprove of the election of the Participant to surrender the Option and receive cash pursuant to this Section 6(a)(iii). If the Board disapproves the election, the Participant can exercise the Option in the normal course or retain the Option unexercised.

(iv)	Exercisability Upon Death, Retirement and Termination of Employment. Subject to the condition that no Option may be exercised in whole or in part after the expiration of the Option period specified in the applicable Award Agreement:

(A)	Subject to the terms of paragraph (D) below, upon the death of a Participant while employed or within three (3) months of retirement or disability as defined in paragraph (B) below, the Person or Persons to whom such Participant’s rights with respect to any Option held by such Participant are transferred by will or the laws of descent and distribution may, prior to the expiration of the earlier of: (1) the outside exercise date determined by the Committee at the time of granting the Option, or (2) six (6) months after such Participant’s death, purchase any or all of the Shares with respect to which such Participant was entitled to exercise such Option immediately prior to such Participant’s death (including the date of the Participant’s death), or may surrender such Options pursuant to Section 6(a)(iii), and any Options not so exercisable will forfeit and be terminated on the date of such Participant’s death;

(B)

Subject to the terms of paragraph (D) below, upon termination of a Participant’s employment with the Corporation or an Affiliate, as applicable, (x) as a result of retirement pursuant to a retirement plan of the Corporation or an Affiliate or disability (as determined by the Committee) of such Participant, (y) by the Corporation or an Affiliate, as applicable, other than for Cause, or (z) by the Participant with Good Reason, such Participant may, prior to the expiration of the earlier of: (1) the outside exercise date determined by the Committee at the time of granting the Option, or (2) 90 days after the date of such termination, purchase any or all of the Shares with respect to which such Participant was entitled to exercise any Options immediately prior to the termination of the Participant’s employment or may surrender such Options pursuant to Section 6(a)(iii), and any Options not so exercisable will forfeit and be terminated on the date of termination;

(C)	Subject to the terms of paragraph (D) below, upon termination of a Participant’s employment with the Corporation or an Affiliate, as applicable, under any circumstances not described in paragraphs (A) or (B) above, such Participant’s Options will (whether vested or unvested) be immediately canceled to the extent not theretofore exercised;

(D)	Upon expiration of the respective periods set out in each of paragraphs (A) and (B) above, the Options of a Participant who has died or whose employment has been terminated will be canceled to the extent not theretofore canceled, exercised, or surrendered; and

(E)	For purposes of paragraphs (A) through (D) above, the period of service of an individual as a member of the Board of the Corporation or an Affiliate will be deemed the period of employment.

(v)	Performance Options. The Committee has the ability, at the time Options are granted to Participants under the Plan, to designate all or a portion of such Options as Performance Options and in the event that Options are designated as Performance Options, such Performance Options shall vest based in whole or in part on the Performance Criteria set forth in the applicable Award Agreement.

(b)	Restricted Share Units. The Committee is hereby authorized to grant to eligible Participants Restricted Share Units each of which will consist of the right to receive one Share or a payment of cash equal to the Fair Market Value of one Share (or a combination thereof), subject to the terms of any applicable Award Agreement and which are subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at any time or times, in such installments or otherwise, as the Committee may deem appropriate. The Committee may impose any conditions or restrictions on the vesting of Restricted Share Units as it may deem appropriate, provided that no such condition or restriction shall cause the Restricted Share Unit to fail to or cease to comply with the requirements of paragraph (k) of the exception to the definition of “salary deferral arrangement” in subsection 248(1) of the Tax Act.

(i)	Restricted Share Unit Account. An Account, to be known as a “Restricted Share Unit Account”, shall be maintained by the Corporation for each Participant. On the date of grant, the Account will be credited with the Restricted Share Units granted to a Participant on that date.

(ii)	RSU Service Year. At the time of grant of a Restricted Share Unit, the Committee shall specify the year of service of the Participant in respect of which the Restricted Share Units are granted (the “RSU Service Year”). Notwithstanding anything contained herein, all Restricted Share Units shall be in addition to, and not in substitution for or in lieu of, ordinary salary and wages received by such Participant in respect of his or her services to the Corporation or an Affiliate, as applicable.

(iii)	Dividend Equivalents. Unless otherwise determined by the Committee in its sole discretion or as may otherwise be set out in the applicable Award Agreement, on the payment date for cash dividends paid on Shares (the “Dividend Payment Date”), the Restricted Share Unit Account of each Participant shall be credited with additional Restricted Share Units in respect of Restricted Share Units credited to and outstanding in the Participant’s Restricted Share Unit Account as of the record date for payment of such dividends (the “Dividend Record Date”). The number of such additional Restricted Share Units to be credited to the Participant’s Restricted Share Unit Account will be calculated (to two decimal places) by dividing the total amount of the dividends that would have been paid to such Participant if the Restricted Share Units in the Participant’s Restricted Share Unit Account (including fractions thereof), as of the Dividend Record Date, were Shares, by the Fair Market Value of a Share on the Dividend Payment Date. However, no Restricted Share Units will be credited to a Participant’s Restricted Share Unit Account in respect of dividends paid on Shares where the Dividend Record Date relating to such dividends falls after the termination of the Participant’s employment or services, as applicable.

(iv)	Redemption of Restricted Share Units. On a date to be determined by the Committee, in its sole discretion, following the day on which any Restricted Share Units become Vested Restricted Share Units, which date, notwithstanding anything else herein contained, shall be on or before that date which is three years following the end of the relevant RSU Service Year (the “Restricted Share Unit Entitlement Date”), such Vested Restricted Share Units shall be redeemed and paid by the Participant’s Employer to the Participant or the Participant’s Beneficiary, as applicable. The Fair Market Value of the Vested Restricted Share Units so redeemed shall, after deduction of any applicable taxes and other source deductions required to be withheld by the Employer, be paid in cash or Shares, at the choice of the Employer.

(v)

Performance Restricted Share Units. The Committee has the ability, at the time Restricted Share Units are granted to Participants under the Plan, to designate all or a portion of such Restricted Share Units as Performance Restricted Share Units and in the event that Restricted Share Units are designated as Performance Restricted Share Units, such Performance Restricted Share Units shall vest based in whole or in part on the Performance Criteria set forth in the applicable Award Agreement. Notwithstanding any other provision of the Plan, but subject to the limits described in Sections 3 and 4 and any other applicable requirements of the Principal Market or other regulatory authority, the Committee reserves the right to make any additional adjustments to the number of Shares to be issued pursuant to any Performance Restricted Share Unit if, in the sole discretion of the Committee, such adjustments are appropriate in the circumstances having regard to the principal purposes of the Plan.

(c)	Deferred Share Units. The Committee may also grant to eligible Participants Deferred Share Units, which may have all of the rights and restrictions that may be applicable to Restricted Share Units, except that the Deferred Share Units may not be redeemed until the Participant has ceased to hold all offices, employment and directorships with the Corporation and all Affiliates.

(i)	Deferred Share Unit Account. An Account, to be known as a “Deferred Share Unit Account” shall be maintained by the Corporation for each Participant. On the date of grant, the Account will be credited with the Deferred Share Units granted to a Participant on that date.

(ii)	No Payment Until Cessation of Employment. Notwithstanding any other provision of the Plan, no payments shall be made in respect of a Deferred Share Unit until after the earliest time of: (i) the Participant’s death; or (ii) the latest time that the Participant ceases to be an employee, officer, consultant or member of the Board of the Corporation or any Affiliate (such time is referred to as the “Triggering Event”). All payments in respect of a Deferred Share Unit shall be made no later than December 31st of the year commencing immediately after the occurrence of the Triggering Event. For the purposes of this Section 6(c)(ii), “Affiliate” of the Corporation shall have the meaning specified in paragraph 8 of the Canada Revenue Agency’s Interpretation Bulletin IT-337R4, Retiring Allowances [Consolidated], or any successor publication thereto.

(iii)	Payment based on Fair Market Value. All amounts to be paid in respect of any Deferred Share Unit granted to a Participant shall depend on the Fair Market Value of a share in the share capital of the Corporation at a time within the period that commences one year before the date of the Triggering Event and ends at the time the amount is paid.

(iv)

Dividend Equivalents. Unless otherwise determined by the Committee in its sole discretion or as may otherwise be set out in the applicable Award Agreement, on the Dividend Payment Date, the Deferred Share Unit Account of each Participant shall be credited with additional Deferred Share Units in respect of Deferred Share Units credited to and outstanding in the Participant’s Deferred Share Unit Account as of the Dividend Record Date. The number of such additional Deferred Share Units to be credited to the Participant’s Deferred Share Unit Account will be calculated (to two decimal places) by dividing the total amount of the dividends that would have been paid to such Participant if the Deferred Share Units in the Participant’s Deferred Share Unit Account (including fractions thereof), as of the Dividend Record Date, were Shares, by the Fair Market Value of a Share on the Dividend Payment Date. However, no Deferred Share Units will be credited to a Participant’s Deferred Share Unit Account in respect of dividends paid on Shares where the Dividend Record Date relating to such dividends falls after the termination of the Participant’s employment or directorship, as applicable.

(v)	No Additional Amounts. No Participant or any person who deals at non-arm’s length, within the meaning of the Tax Act, with the Participant, shall be entitled, under the Plan or otherwise, either immediately or in the future, either absolutely or contingently, to receive or obtain any amount or benefit granted or to be granted for the purposes of reducing the impact, in whole or in part, of any reduction in the Fair Market Value of any shares of the Corporation.

(vi)	Redemption of Deferred Share Units. On a date to be determined by the Committee, in its sole discretion, after the occurrence of a Triggering Event in respect of a Participant, which date, notwithstanding anything else herein contained, shall be on or before December 15 of the calendar year commencing immediately after the date of the Triggering Event (the “Deferred Share Unit Entitlement Date”), the Fair Market Value of the Vested Deferred Share Units credited to the Participant’s Deferred Share Unit Account, shall be redeemed and paid by the Participant’s Employer to the Participant or the Participant’s Beneficiary, as applicable. The Fair Market Value of the Vested Deferred Share Units so redeemed shall, after deduction of any applicable taxes and other source deductions required to be withheld by the Employer, be paid in cash or Shares, at the choice of the Employer.

(vii)

Conversion of compensation into Deferred Share Units. Subject to such rules, regulations and conditions as the Committee, in its sole discretion, may impose, a Participant may elect, irrevocably, no later than December 15th of the calendar year preceding the year in which the election is to be effective, to have all, or any portion, of the ordinary cash compensation (the “Participant Compensation”) to be paid by his or her Employer to such Participant for services to be performed in the calendar year following the date of the election, satisfied by way of Deferred Share Units credited to his or her Deferred Share Unit Account (with the remainder to be paid in cash), by completing and delivering to the Corporation an initial written election, in a form substantially similar to the form specified in Schedule “A” or “A-1”, as applicable. Such election shall set out the percentage of each Participant’s compensation that the Participant wishes to be satisfied in the form of Deferred Share Units (with the remaining percentage to be paid in cash), within the limitations of Section 6(c)(vii)(C), for the calendar year with respect to which the election is made and for subsequent years unless the Participant amends his or her election under Section 6(c)(vii)(A).

(A)	An employee may initiate or change the percentage of his or her Participant Compensation to be satisfied in the form of Deferred Share Units for any subsequent calendar year by completing and delivering to the Corporation a new written election no later than December 15 of the calendar year immediately preceding the calendar year to which the Participant Compensation relates.

(B)	Notwithstanding anything in this Section 6(c)(vii), an election can only be made during the Window Period; provided that no election will be permitted to be made or altered after December 15th of the calendar year immediately preceding the year in which the election is to be effective.

(C)	Any election made by a Participant under this Section 6(c)(vii) shall be in the form attached to the Plan as Schedule “A”, or such other form as may be prescribed by the Committee, and shall designate the percentage, if any, of the Participant Compensation that is to be satisfied in the form of Deferred Share Units, all such designations to be in increments of five percent (5%).

(D)	A Participant’s election received by the Corporation under Section 6(c)(vii) shall be irrevocable and shall continue to apply with respect to his or her Participant Compensation for any subsequent calendar year unless the Participant amends his or her election under Section 6(c)(vii)(A).

(E)	Where there is no election that complies with this Section 6(c)(vii) in effect for a Participant for a particular calendar year, such Participant shall be deemed to have elected to receive his or her Participant Compensation for the applicable calendar year in cash.

(d)	General

(i)	No Cash Consideration for Awards. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(ii)	Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other awards.

(iii)	Forms of Payment Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Corporation or an Affiliate upon the grant, exercise, surrender, redemption or payment of an Award may be made in such form or forms as the Committee will determine, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee provided however that in no circumstances shall any Class B Shares of the Corporation be issued or issuable pursuant to any Award. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments. The Committee may provide for financing by broker-dealers (including payment by the Corporation of commissions) and may establish procedures (including broker-dealer assisted cashless exercise) for payment of withholding tax obligations in cash or in Shares.

(iv)	Limits on Transfer of Awards.

(A)	No Award, and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale or other transfer or encumbrance will be void and unenforceable against the Corporation or any Affiliate.

(B)	Each Award, and each right under any Award, will be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative.

(v)	Terms of Awards. Subject to the terms of the Plan, the term of each Award will be for such period as may be determined by the Committee; provided, however, that the term of any Award of Options shall not exceed a period of 10 years from the date of its grant.

(vi)	Share Certificates. All certificates for Shares delivered under the Plan pursuant to any Award or the exercise or redemption thereof will be subject to any stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of Canadian securities regulators, the Securities and Exchange Commission, any stock exchange upon which such Shares are then listed, and any applicable federal, state, provincial or territorial securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(vii)	Delivery of Shares or Other Securities and Payment by Participant of Consideration. No Shares or other securities will be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement is received by the Corporation. Such payment may be made by such method or methods and in such form or forms as the Committee will determine, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Corporation, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the Plan or the applicable Award Agreement to the Corporation.

(viii)	No Shareholder Rights. Under no circumstances shall Options, Restricted Share Units, Deferred Share Units or any other Award made under the Plan be considered Shares or other securities of the Corporation, nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Shares or other securities of the Corporation, including, without limitation, voting rights, dividend entitlement rights (except as provided in Sections 6(b)(iii) and 6(c)(iv)) or rights on liquidation, nor shall any Participant be considered the owner of Shares by virtue of any Award.

(e)	Other Awards. The Committee is hereby authorized to grant to Participants “Other Share or Performance-Based Awards”, which shall consist of a right that: (i) is not an Award described in any other provision of the Plan, and (ii) is (A) denominated or payable in, (B) valued, in whole or in part, by reference to, or (C) otherwise based on or related to, Shares (including, without limitation, units or securities convertible into Shares) or cash, in each case as may be deemed by the Committee, in its sole discretion, to be consistent with the purposes of the Plan.

7.	Discretion to Pay Restricted Share Units and Deferred Share Units in Shares

(a)	Discretion to Pay in Shares. Subject to Sections 7(b) and (e) and the entitlement dates prescribed in Section 6(b)(iv) or Section 6(c)(vi), as applicable, the Employer shall have the right, in its sole discretion, to require that the cash value of the Restricted Share Units or Deferred Share Units redeemed by or in respect of a Participant shall, after deduction of any applicable withholding taxes, be used to purchase on behalf of such Participant or the Participant’s Beneficiary, as applicable, Shares on the open market in accordance with the provisions of Sections 7(b) and (d), and on delivery or credit of such Shares to or for the account of the Participant or the Participant’s Beneficiary, as applicable, the Employer shall be fully discharged of its obligations pursuant to the Plan in so doing and the Restricted Share Units or Deferred Share Units in respect of which such payment was made shall be cancelled and no further payments shall be made from the Plan in respect of such Restricted Share Units or Deferred Share Units, as applicable.

(b)	Purchase of Shares. In the event the Employer exercises its right under Section 7(a), prior to 11:00 a.m. on the Participant’s Restricted Share Unit Entitlement Date or Deferred Share Unit Entitlement Date, as applicable (or, where such entitlement date is not a business day, on the next business day), the Committee shall notify the Broker as to the cash value of the redeemed Restricted Share Units or Deferred Share Units, as applicable, in the Participant’s Restricted Share Unit Account or Director’s Share Unit Account, as applicable, after deduction of applicable withholding taxes, to be used by the Broker to purchase Shares on behalf of the Participant on the open market. As soon as practicable thereafter, and subject to the entitlement dates prescribed in Section 6(b)(iv) or Section 6(c)(vi), as applicable, the Broker shall purchase on the open market the maximum number of Shares possible at such time with the cash value disclosed by the Committee and shall notify the Participant and the Committee of: (i) the number of Shares purchased; (ii) the aggregate purchase price of the Shares (“Aggregate Purchase Price”); (iii) the purchase price per share or, if the Shares were purchased at different prices, the average purchase price (computed on a weighted average basis) per share; (iv) the amount of any related brokerage commission; and (v) the settlement date for the purchase of the Shares. On the settlement date in respect of the Shares purchased hereunder, upon payment of the Aggregate Purchase Price and related brokerage commission by the Employer, the Broker shall, in accordance with the instructions of the Participant or the Participant’s Beneficiary, as applicable, deliver to the Participant or the Participant’s Beneficiary, as applicable, a certificate representing such Shares, or credit such Shares to an account with the Broker in the name of the Participant or the Participant’s Beneficiary, as applicable.

(c)	Payment of Balance Remaining on Share Purchase. If, after the Broker applies the value of a Participant’s Restricted Share Units or Deferred Share Units, as applicable, to the purchase of whole Shares as provided for in Section 7(b), an amount remains payable under the Plan in respect of the Participant, the Employer shall pay such amount in cash to the Participant or the Participant’s Beneficiary as applicable.

(d)

Purchase by Broker. Purchases of Shares pursuant to the Plan shall be made on the open market by the Broker. Any designation of a Broker may be changed by the Participant from time to time. Upon designation of a Broker or at any time thereafter, the Committee may on behalf of the Corporation and any Employer elect to provide the designated Broker with a letter agreement to be executed by the Broker and entered into with the Participant and to which the Corporation and any Employer would also be a party, setting forth, inter alia, (i) the Broker’s concurrence to being so designated, and agreement to act for the Participant’s account in accordance with customary usage of the trade with a view to obtaining the best share price for the Participant and to settle the purchase by delivering share certificates for the Shares purchased or by crediting such Shares to an account in the name of the Participant or the Participant’s Beneficiary, as applicable, in accordance with the instructions of the Participant or the Participant’s Beneficiary, as applicable, upon payment by the applicable Employer of the purchase price and related reasonable brokerage commission; and (ii) the Employer’s agreement to notify the Broker of the number of Shares to be purchased and to pay the purchase price and the related reasonable brokerage commission on behalf of the Participant or the Participant’s Beneficiary, as applicable, provided however that no terms of said letter agreement shall have the effect of making the Broker or deeming the Broker to be an affiliate of (or not independent from) the Corporation and any corporation related (within the meaning of the Tax Act) to the Corporation for purposes of any applicable corporate, securities or stock exchange requirement.

(e)	Payment where no market for Shares. In the event that, at the time contemplated for the purchase of Shares under the Plan, there is no public market for the Shares, the obligations of the Employer under the Plan shall be met by a payment in cash in such amount as is reasonably determined by the Board to be equitable in the circumstances based on the value of the Shares at the time of payment, less applicable withholding taxes, such determination to be final and binding for all purposes.

8.	Death or Disability of Participant

At the discretion of the Committee, the Restricted Share Units of a Participant shall either (in each case, to the extent designated by the Committee provided that, for greater certainty, the Committee shall have the discretion to designate all or any part of the Restricted Share Units covered thereby as being subject to Section 8(a) and/or Section 8(b)):

(a)	become Vested Awards immediately, and not terminate nor be forfeited, on the death, retirement pursuant to a retirement plan of the Corporation or an Affiliate or termination of employment by reason of the disability (as determined by the Committee) of the Participant; or

(b)	terminate and become null and void on the death, retirement pursuant to a retirement plan of the Corporation or an Affiliate or termination of employment by reason of the disability (as determined by the Committee) of the Participant.

9.	Acceleration

Notwithstanding anything else herein contained, the Committee may, in its sole discretion, at any time permit the acceleration of vesting of any or all Awards.

10.	Amendments and Adjustments

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a)	Amendments to the Plan. Subject to the requirements of applicable law, rules and regulations, the Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any shareholder, Participant, other holder or Beneficiary of an Award, or other Person; provided, however, that, subject to the Corporation’s rights to adjust Awards under Section 10(c) and (d), any amendment, alteration, suspension, discontinuation, or termination that would impair the rights of any Participant, or any other holder or beneficiary of any Award previously granted, will not to that extent be effective without the consent of that Participant, other holder or beneficiary of an Award, as the case may be; and provided further, however, that notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the shareholders of the Corporation no amendment, alteration, suspension, discontinuation, or termination will be made that would:

(i)	increase the total number of Shares available for Awards under the Plan, except as provided in Section 4;

(ii)	reduce the exercise price or extend the term of any Award benefiting an insider of the Corporation; and

(iii)	otherwise cause the Plan to cease to comply with any tax or regulatory requirement, including for these purposes any approval or other requirement.

(b)	Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award previously granted, prospectively or retroactively; provided, however, that, subject to the Corporation’s rights to adjust Awards under Section 10(c) and (d), any amendment, alteration, suspension, discontinuation, cancellation or termination that would impair the rights of any Participant or holder or beneficiary of any Award previously granted, will not to that extent be effective without the consent of the Participant or holder or beneficiary of an Award, as the case may be.

(c)	Adjustment of Awards Upon Certain Acquisitions. In the event the Corporation or any Affiliate assumes outstanding employee awards or the right or obligation to make future awards in connection with the acquisition of another business or another corporation or business entity, the Committee may, subject to, if applicable, approval of the Toronto Stock Exchange and NASDAQ Stock Market, make any adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it deems appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Awards granted under the Plan as so adjusted.

(d)

Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to, if applicable, approval of the Toronto Stock Exchange and NASDAQ Stock Market, the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in,

Awards in recognition of unusual or non-recurring events (including, without limitation, the events described in Section 4(b) or Section 4(c)) affecting the Corporation, any Affiliate, or the financial statements of the Corporation or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that those adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

11.	General Provisions

(a)	No Right to Awards. No Employee or other Person will have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

(b)	Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Corporation or any Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee will determine, to cancel, modify, waive rights with respect to, alter, discontinue, suspend, or terminate Awards.

(c)	Correction of Defects, Omissions, and Inconsistencies. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it will deem desirable to carry the Plan into effect.

(d)	Withholding. The Corporation or any Affiliate will be authorized to withhold from any Award granted, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards, or other property) of withholding, taxes or other amounts which are due or payable in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take any other action as may be necessary in the opinion of the Corporation or any Affiliate, acting reasonably, to satisfy all obligations for the payment of those taxes. Neither the Corporation nor any Affiliate shall be held responsible for any tax or other liabilities or consequences which result from the Participant’s participation in the Plan, including any employment related taxes or benefit costs, whether or not such costs are the primary responsibility of the Corporation or the Affiliate.

(e)	No Limit on Other Compensation Arrangements. Nothing contained in the Plan will prevent the Corporation or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and those arrangements may be either generally applicable or applicable only in specific cases.

(f)	Collection of Personal Information. Each Participant shall provide the Corporation, the Board and the Committee with all information they require in order to administer the Plan. The Corporation, the Board and the Committee may from time to time transfer or provide access to such information to a third party service provider for purposes of the administration of the Plan provided that such service providers will be provided with such information for the sole purpose of providing such services to the Corporation. By participating in the Plan, each Participant acknowledges that information may be so provided and agrees to its provision on the terms set forth herein. Except as specifically contemplated in this Section 11(f), the Corporation, the Board and the Committee shall not disclose the personal information of a Participant except: (i) in response to regulatory filings or other requirements for the information by a governmental authority with jurisdiction over the Corporation; (ii) for the purpose of complying with a subpoena, warrant or other order by a court, person or body having jurisdiction to compel production of the information; or (iii) as otherwise required by law. In addition, personal information of Participants may be disclosed or transferred to another party during the course of, or completion of, a change in ownership of, or the grant of a security interest in, all or a part of the Corporation or any Affiliate, including through an asset or share sale, or some other form of business combination, merger or joint venture, provided that such party is bound by appropriate agreements or obligations.

(g)	No Right to Employment. The grant of an Award will not be construed as giving a Participant the right to be retained in the employ, as an officer or director of the Corporation or any Affiliate. Further, the Corporation or any Affiliate may at any time dismiss a Participant from employment, as an officer or member of the Board, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(h)	Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable in Alberta.

(i)	Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award under any law deemed applicable by the Committee, that provision will be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, that provision will be stricken as to that jurisdiction, Person or Award and the remainder of the Plan and any such Award will remain in full force and effect.

(j)	No Trust or Fund Created. The Plan shall be unfunded in all respects. Neither the Plan nor any Award will create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Corporation or any Affiliate pursuant to an Award, that right will be no greater than the right of any unsecured general creditor of the Corporation or any Affiliate.

(k)	No Fractional Shares. No fractional Shares will be issued or delivered pursuant to the Plan or any Award, and the Committee will determine whether cash, other securities, or other property will be paid or transferred in lieu of any fractional Shares or whether those fractional Shares or any rights thereto will be canceled, terminated, or otherwise eliminated.

(l)	Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Those headings will not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision of the Plan.

12.	Adoption, Approval and Effective Date of the Plan

The Plan will be adopted by the Board and the shareholders of the Corporation prior to the completion of the Corporation’s initial public offering (the “IPO”) and will become effective immediately prior to the closing of the IPO. The Plan shall continue in effect until its termination by the Committee.

13.	Special Provisions Applicable to U.S. Participants

Any provision of the Plan to the contrary notwithstanding, any grant of an Award to a Participant who is a U.S. Participant (as defined in the Special Appendix attached to the Plan) shall be subject to the provisions of the Special Appendix attached to the Plan.

SCHEDULE “A”

SMART Technologies Inc.

Amended and Restated Equity Incentive Plan (the “Plan”)

Participation and Election Agreement

I hereby confirm that, as of the date written below, I am an employee, officer, consultant and/or member of the Board of Directors of SMART Technologies Inc. (the “Corporation”) or an Affiliate and acknowledge that I have been or will be granted Deferred Share Units under the Plan and/or have elected or will elect herein to have all or a percentage of my Participant Compensation satisfied in the form of Deferred Share Units under Section 6(c)(vii) of the Plan, subject to and in accordance with the terms of the Plan and my Notice of Deferred Share Unit Award (“Award Notice”).

The terms and conditions of the Plan and my Award Notice are hereby incorporated by reference as terms and conditions of this election and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

I hereby acknowledge and confirm that:

1.	I elect to have % of my Participant Compensation satisfied in the form of Deferred Share Units.

2.	I have received and reviewed a copy of the Plan and agree to be bound by the terms and conditions of the Plan.

3.	I understand that any election I make with respect to my Participant Compensation shall be effective only with respect to compensation paid for services performed in calendar years after this Participation and Election Agreement is filed, and shall be irrevocable in respect of the calendar year it is made for and shall remain in effect until modified or revoked by the filing of a new election form in accordance with the terms of the Plan.

4.	I understand that I will not be able to cause the Corporation to redeem Deferred Share Units granted under the Plan until I am no longer an employee, officer or member of the Board of the Corporation or of an Affiliate.

5.	I recognize that when Deferred Share Units credited pursuant to the Plan are redeemed in accordance with the terms of the Plan after I am no longer either an employee, officer, consultant or member of the Board of the Corporation or of an Affiliate, income tax and other withholdings as required by law will arise at that time. Upon redemption of the Deferred Share Units, the Corporation or an Affiliate, as applicable, will make all appropriate withholdings as required by law at that time. Neither the Corporation nor any Affiliate has provided me with any tax advice with respect to the Plan and I acknowledge that I should confirm with my own advisor(s) the tax treatment of my Deferred Share Units.

6.	The value of Deferred Share Units is based on the value of the Shares of the Corporation from time to time and therefore is not guaranteed.

7.	No funds will be set aside to guarantee payment of the amounts due upon the redemption of Deferred Share Units. Future payment of such amounts will remain an unfunded and unsecured liability recorded on the books of the Corporation.

8.	I understand that all distributions in respect of any Deferred Share Units in my Deferred Share Unit Account will be in the form of cash or Shares, at the discretion of the Committee.

9.	As a Participant in the Plan, I am required to provide the Corporation with all information (including personal information) required to administer and operate the Plan and I hereby consent to the collection and use of all such information by the Corporation and the Committee. I understand that the Corporation may from time to time transfer or provide access to Participant information to (i) third party service providers for purposes of the administration of the Plan and, (ii) Affiliates for purposes of preparing financial statements or other necessary reports and facilitating payment or reimbursement of Plan expense, and that such persons will be provided with such information for such purposes only. I also understand that the Corporation may from time to time disclose personal information about me in response to regulatory filings or other requirements for the information by a governmental authority or regulatory body, or for the purpose of complying with a subpoena, warrant or other order by a court, person or body having jurisdiction over the Corporation to compel production of the information.

The foregoing is only a brief outline of certain key provisions of the Plan. For more complete information, reference should be made to the Plan text. In the event of any conflict between the terms of the Plan and this Participation and Election Agreement or the Award Notice, the terms of the Plan will prevail and govern.

Date	(Name of Participant) [Please Print]

(Signature of Participant)

Special Appendix

to

SMART Technologies Inc.

Amended and Restated Equity Incentive Plan (the “Plan”)

Special Provisions Applicable to U.S. Participants

This special appendix sets forth special provisions of the Plan that apply to U.S. Participants.

1.	Definitions

For purposes of this Special Appendix:

(a)	“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable Treasury Regulations and other binding regulatory guidance thereunder.

(b)	“Section 409A” means Section 409A of the Code.

(c)	“Separation from Service” means a “separation from service” for purposes of Section 409A(a)(2)(A)(i) of the Code.

(d)	“Specified Employee” means a “specified employee” as determined by the Board in a manner that complies with Section 409A(a)(2)(B)(i) of the Code.

(c)	“U.S. Participant” means a Participant who is a “United States person” under Section 7701(a)(30) of the Code.

2.	Compliance with Section 409A

The Plan and Awards granted to any U.S. Participant under the Plan are intended to be exempt from or comply with the requirements of Section 409A so as to avoid any tax arising under Section 409A and shall be interpreted and administered in a manner consistent with that intent, provided, however, that in the case of a U.S. Participant who is also subject to taxation under the Tax Act in respect of Awards granted hereunder, the intent is also that the Participant will not be subject to material adverse tax consequences under the Tax Act. In furtherance of this intent, and any provision of the Plan to the contrary notwithstanding, with respect to Awards granted to a U.S. Participant:

(a)

All Options granted to U.S. Participants are intended to be exempt stock rights pursuant to Section 1.409A-1(b)(5) of the United States Treasury Regulations. Any Award Agreement evidencing the grant of an Option to a U.S. Participant shall be written in a manner consistent with that intent. In addition, for purposes of determining the exercise price of Shares on the date of grant of an Option under Section 6(a)(i) of the Plan, “Fair Market Value” means the closing trading price reported for such Shares on the date of reference on the Principal Market, provided that if there is no closing trading price reported on any such date, then

Fair Market Value with respect to the Shares shall be the volume weighted average trading price for such Shares on the Principal Market for the five (5) days preceding the date of reference on which the Shares traded, but not less than the closing trading price reported for such Shares on the last preceding business day on which there was a closing trading price on the Principal Market.

(b)	If an Award other than an Option is granted under the Plan to a U.S. Participant, such Award shall be designed in a manner intended to avoid any tax arising under Section 409A and shall be evidenced by an Award Agreement that is designed to comply with Section 409A or be exempt therefrom and also, if the Participant is subject to taxation under the Tax Act, that is designed so that the Participant will not be subject to material adverse tax consequences under the Tax Act to the extent both goals can be achieved. In furtherance of such intent, with respect to Awards other than Options, such Award Agreements may vary from the general terms of the Plan, where necessary, including without limitation the following:

(i)	Where applicable, any reference or requirement relating to the termination or cessation of a U.S. Participant’s employment may instead refer to or require such U.S. Participant’s Separation from Service;

(ii)	Where an Award Agreement is designed to be exempt from Section 409A, “Good Reason” may be defined so that a Separation from Service for Good Reason effectively constitutes an “involuntary separation from service” in accordance with Section 1.409A-1(n)(2) of the United States Treasury Regulations unless not required to satisfy the exemption requirements.

(iii)	To the extent that a payment that is intended to be compliant with Section 409A is to occur upon the occurrence of a Significant Event, “Significant Event” may be limited, as needed, so that it will constitute a change in the ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation in accordance with Section 409A(a)(2)(A)(v) of the Code.

(iv)	The payment provisions of an Award Agreement may be designed to maintain the status of the Award as either compliant with or exempt from Section 409A. If required for an Award subject to Section 409A, an Award Agreement may include, without limitation, a requirement that a Specified Employee not be paid earlier than six months following the date of the U.S. Participant’s Separation from Service (or, if earlier, the date of death of the U.S. Participant).

(c)	Any adjustments or amendments made with respect to an Award granted to a U.S. Participant, such as those referenced under Sections 4(b), 6(b)(v) and 10 of the Plan, will be performed in a manner designed to maintain the status of the Award as either compliant with or exempt from Section 409A except where necessary to avoid material adverse tax consequences to the Participant under the Tax Act with respect to a Participant subject to the Tax Act.

SCHEDULE “A-1”

SMART Technologies Inc.

Amended and Restated Equity Incentive Plan (the “Plan”)

Participation and Election Agreement for U.S. Participant

I hereby confirm that, as of the date written below, I am an employee, officer, consultant and/or member of the Board of Directors of SMART Technologies Inc. (the “Corporation”) or an Affiliate and acknowledge that I have been or will be granted Deferred Share Units under the Plan and/or have elected or will elect herein to have all or a percentage of my Participant Compensation satisfied in the form of Deferred Share Units under Section 6(c)(vii) of the Plan, subject to and in accordance with the terms of the Plan and my Notice of Deferred Share Unit Award for U.S. Participant (“Award Notice”).

The terms and conditions of the Plan and my Award Notice are hereby incorporated by reference as terms and conditions of this election and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

I hereby acknowledge and confirm that:

1.	I elect to have % of my Participant Compensation satisfied in the form of Deferred Share Units.

2.	I have received and reviewed a copy of the Plan and a related Memorandum to Participants and I agree to be bound by the terms and conditions of the Plan.

3.	I understand that any election I make with respect to my Participant Compensation shall be effective only with respect to compensation paid for services performed in calendar years after this Participation and Election Agreement is filed, and shall be irrevocable in respect of the calendar year it is made for and shall remain in effect until modified or revoked by the filing of a new election form in accordance with the terms of the Plan.

4.	I understand that I will not be able to cause the Corporation to redeem Deferred Share Units granted under the Plan until I have had a “Separation from Service” (as defined in the Special Appendix to the Plan) with respect to the Corporation or, if I perform services for an Affiliate, such Affiliate.

5.	I recognize that when Deferred Share Units credited pursuant to the Plan are redeemed in accordance with the terms of the Plan after I am no longer either an employee, officer, consultant or member of the Board of the Corporation or of an Affiliate, income tax and other withholdings as required by law will arise at that time. Upon redemption of the Deferred Share Units, the Corporation or an Affiliate, as applicable, will make all appropriate withholdings as required by law at that time. Neither the Corporation nor any Affiliate has provided me with any tax advice with respect to the Plan and I acknowledge that I should confirm with my own advisor(s) the tax treatment of my Deferred Share Units.

6.	The value of Deferred Share Units is based on the value of the Shares of the Corporation from time to time and therefore is not guaranteed.

7.	No funds will be set aside to guarantee payment of the amounts due upon redemption of Deferred Share Units. Future payment of such amounts will remain an unfunded and unsecured liability recorded on the books of the Corporation.

8.	I understand that all distributions in respect of any Deferred Share Units in my Deferred Share Unit Account will be in the form of cash or Shares, in the discretion of the Committee.

9.	As a Participant in the Plan, I am required to provide the Corporation with all information (including personal information) required to administer and operate the Plan and I hereby consent to the collection and use of all such information by the Corporation and the Committee. I understand that the Corporation may from time to time transfer or provide access to Participant information to (i) third party service providers for purposes of the administration of the Plan and, (ii) Affiliates for purposes of preparing financial statements or other necessary reports and facilitating payment or reimbursement of Plan expense, and that such persons will be provided with such information for such purposes only. I also understand that the Corporation may from time to time disclose personal information about me in response to regulatory filings or other requirements for the information by a governmental authority or regulatory body, or for the purpose of complying with a subpoena, warrant or other order by a court, person or body having jurisdiction over the Corporation to compel production of the information.

The foregoing is only a brief outline of certain key provisions of the Plan. For more complete information, reference should be made to the Plan text and the Memorandum to Participants. In the event of any conflict between the terms of the Plan and this Participation and Election Agreement, the Memorandum to Participants or the Award Notice, the terms of the Plan will prevail and govern.

Date	(Name of Participant) [Please Print]

(Signature of Participant)